NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the ?Exchange? or the
?NYSE?) hereby notifies the Securities and Exchange
Commission (the ?Commission?) of its intention to remove the entire class of Common Stock, Capitol
Trust I 8.50% Cumulative Trust Preferred Securities, and Capitol Trust XII 10.50% Trust Preferred Securities
(the ?Securities?) of Capitol Bancorp Limited (the
?Company?) from listing and registration on the Exchange at the opening of business on March 15, 2011, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Company has fallen below the NYSE continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of less than $15 million, which is a minimum threshold for listing.

1.  The Exchange?s Listed Company Manual,
Sections 802.01B, states, in part, that the Exchange would promptly delist a security of either a domestic or non-U.S.
issuer when:

The issuer?s average global market capitalization over a consecutive 30 trading-day period falls below $15,000,000, regardless of the original standard under which the issuer listed.

2. The Exchange, on January 19, 2011, determined that the Securities should be suspended from trading before the opening of the trading session on January 27, 2011, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange.
The Company was notified by letter on January 19, 2011.

3. Pursuant to the above authorization, a press release was issued on January 19, 2011 and an announcement was made on the ?ticker? of the Exchange at the close of the trading session on January 19, 2011 and other various dates of the proposed suspension of trading in the Securities. Similar information was included on the Exchange?s website. Trading in the Securities on the Exchange was suspended before the opening of the trading session on January 27, 2011.

4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specified time period.